Exhibit 10.1

COHERUS BIOSCIENCES, INC.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of November 30, 2017 (the “Effective Date”), by and between Coherus BioSciences, Inc., a Delaware corporation (the “Company”) and KBI Biopharma, Inc., a Delaware corporation (the “Investor”).

WHEREAS, the Company is a party to that certain Master Services Agreement, dated as of July 30, 2014 (the “MSA”), by and between the Company and the Investor.

WHEREAS, the Company is also a party to that certain agreement entitled “Proposal for Commercial cGMP Manufacturing of CHS-1701 Drug Substance,” dated as of December 15, 2015, as amended (the “Proposal Agreement”), by and between the Company and the Investor.

WHEREAS, pursuant to the revised Section 7.2, “Client Delays,” as set forth in Section 13.1 (Invoicing) of the Proposal Agreement, and the manufacturing schedule as agreed to by the parties on April 21, 2017, the Company is subject to a $4,125,000 fee for the postponement of the start of the 2017 manufacturing campaign from July 2017 to August 2017 (the “2017 Campaign Delay”).

WHEREAS, pursuant to Section 13.1 of the Proposal Agreement, the Company will be subject to a $2,685,000 campaign reservation fee for the manufacture of 12 batches of CHS-1701 in relation to the start of the second 2018 manufacturing campaign, which is otherwise due on or about the date hereof (the “2018 Campaign Reservation”).

WHEREAS, the Company and Investor both agree that the Company owes (i) $4,125,000 in connection with the 2017 Campaign Delay (the “Delay Fee”) and (ii) $2,685,000 in connection with the 2018 Campaign Reservation (the “Reservation Fee”, together with the Delay Fee, the “KBI Fees”).

WHEREAS, the Investor desires to purchase, and the Company has agreed to issue and sell, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in an amount equal to six million eight hundred and ten thousand dollars ($6,810,000.00) in exchange for the satisfaction of the Company’s payment of the KBI Fees.

WHEREAS, in connection with the satisfaction of the KBI Fees, the Company has agreed to provide to the Investor the right to receive contingent cash royalty payments upon the achievement of certain conditions as described in the Contingent Value Rights Agreement (defined below).

WHEREAS, as further inducement for the parties to enter into this Agreement, the Investor has offered and the Company has agreed to the Investor Covenant (defined below) related to the deferral of certain price increases as described in the Change Order Amendment (defined below).

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

SECTION 1. AUTHORIZATION OF SALE OF SECURITIES.

The Company has authorized the sale and issuance of shares of its Common Stock, in an amount equal to six million eight hundred and ten thousand dollars ($6,810,000.00) to the Investor on the terms and subject to the conditions set forth in this Agreement as consideration for the satisfaction of the KBI Fees that are due or will be due, as the case may be. The shares of Common Stock sold to the Investor hereunder at the Closing (defined in SECTION 3) shall be referred to as the “Shares.”

SECTION 2. AGREEMENT TO SELL AND PURCHASE THE SHARES.

2.1 Consideration and Purchase.

(a) At the Closing, the Company will issue, sell and deliver to the Investor, and the Investor will purchase from the Company, that number of shares of Common Stock equal to (a) six million eight hundred and ten thousand dollars ($6,810,000.00) (the “Purchase Price”), divided by (b) the volume weighted average price (“VWAP”) for the Common Stock, as of 4:00 p.m., New York City time, based on the ten consecutive trading days ending on (and including) November 30, 2017 as reported on Bloomberg (the “Issuance Price”), rounded to the nearest whole share (such shares, the “Shares”).

(b) In addition, the Company has agreed to provide to the Investor the right to receive contingent cash royalty payments upon the achievement of certain conditions as described in the Contingent Value Rights Agreement.

(c) The Investor has agreed to defer until the initiation of the 2018 manufacturing campaign an increase in the batch price of fifty thousand dollars ($50,000.00) per batch as described in the Change Order Amendment (the “Investor Covenant”).

2.2 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(b) “Change Order Amendment” means the Amendment One to Change Order Number CO-3081 substantially in the form attached hereto as Exhibit C.

(c) “Contingent Value Rights Agreement” means the Contingent Value Rights Agreement substantially in the form attached hereto as Exhibit A.

(d) “Knowledge of the Company” shall mean, with respect to the Company, the knowledge of any of Dennis M. Lanfear and Jean Viret, Ph.D. Such individuals will be deemed to have “knowledge” of a particular fact or other matter if (i) such individual has or at any time had actual knowledge of such fact or other matter or (ii) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent review concerning the existence thereof.

(e) “Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

(f) “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding or any other legally enforceable requirement.

(g) “Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (b) materially impairs the ability of the Company to comply, or prevents the Company from complying, with its material obligations with respect to the Closing or would reasonably be expected to do so; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Material Adverse Effect under subclause (a) of this definition:

i.	any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company conducts business, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

ii.	general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

iii.	any change that generally affects industries in which the Company and its subsidiaries conduct business, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

iv.	acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility or terrorism, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

v.	changes in Laws after the date hereof, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

vi.	changes in GAAP after the date of this Agreement, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

vii.	in and of itself, any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(vi) or (viii) of the definition); or

viii.	in and of itself, a decline in the price of the Common Stock on the Trading Market or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(vi) of the definition).

(h) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(i) “Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit B.

(j) “Short Sales” means, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(k) “Trading Market” means The NASDAQ Global Market.

(l) “Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Contingent Value Rights Agreement and the Change Order Amendment.

SECTION 3. CLOSING, CLOSING CONDITIONS AND CLOSING DELIVERIES.

3.1 Closing. The closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall occur at 5:00 p.m., Pacific time, on December 1, 2017, subject to the satisfaction or waiver of all of conditions set forth in Section 3.2 and the delivery of all of the closing deliveries set forth on Section 3.3 (such date the “Closing Date”), at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, or at such other time and place as may be agreed to by the Company and the Investor. At or prior to the Closing, each of the Company and the Investor shall execute any related agreements or other documents required to be executed as of the Closing hereunder, each dated the Closing Date.

3.2 Closing Conditions.

(a) Mutual Closing Condition. The respective obligations of each party for the Closing is subject to there shall have been no Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that is in effect and makes illegal or otherwise prohibits or materially delays the consummation of the Closing, unless otherwise waived by both parties.

(b) Conditions to Investor’s Obligations. Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless waived:

i.	The Company’s representations and warranties in SECTION 4 shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

ii.	The Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company on or before the Closing, or any breach or failure to do so has been cured.

(c) Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless waived:

i.	The Investor’s representations and warranties in SECTION 5 shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

ii.	The Investor shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Investor on or before the Closing, or any breach or failure to do so has been cured.

3.3 Closing Deliveries.

(a) Issuance of the Shares at the Closing. At the Closing, the Company shall issue or cause the Company’s transfer agent to issue to the Investor the Shares in global form through a restricted book-entry account maintained by the Company’s transfer agent registered in the name of KBI Biopharma, Inc., representing the number of Shares purchased by the Investor at the Closing (including providing a copy of the irrevocable instructions delivered by the Company to the Company’s transfer agent instructing the transfer agent to issue the Shares to the Investor by crediting the Shares to an account of the Investor on the transfer agent’s restricted book-entry system on the date of the Closing and confirmation from the transfer agent that such Shares were so issued on the date thereof).

(b) Consideration for Issuance of Shares at the Closing. The Investor agrees and acknowledges that upon the Investor’s receipt of the Shares and the satisfaction of the conditions and obligations set forth in this Agreement and as consideration for the issuance of the Shares at Closing (i) the KBI Fees shall be satisfied, discharged and cancelled in their entirety; (ii) no amounts shall be due or payable under the MSA or Proposal Agreement in connection with the 2017 Campaign Delay and the 2018 Campaign Reservation; and (iii) the Investor Covenant shall be in full force and effect and binding upon the Investor.

(c) Contingent Value Rights Agreement. At the Closing, each of the Company and the Investor shall execute and deliver to the other party the Contingent Value Rights Agreement in the form attached hereto as Exhibit A.

(d) Registration Rights Agreement. At the Closing, each of the Company and the Investor shall execute and deliver to the other party the Registration Rights Agreement in the form attached hereto as Exhibit B.

(e) Change Order. At the Closing, each of the Company and the Investor shall execute and deliver to the other party the Change Order Amendment in the form attached hereto as Exhibit C.

SECTION 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

Except as set forth on the Schedule of Exceptions delivered to the Investor concurrently with the execution of this Agreement (the “Schedule of Exceptions”), or, with respect to the representations and warranties by the Company other than those set forth in Section 4.1, Section 4.2, Section 4.3, the first two sentences of Section 4.4, Section 4.5, Section 4.7, the first sentence of Section 4.8, Section 4.8(ii) and Section 4.13 only, as disclosed in the SEC Documents and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking), the Company hereby represents, warrants and covenants to the Investor as follows:

4.1 Organization and Standing. The Company and each of its subsidiaries has been duly incorporated or organized and is validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization, has full corporate or other power and authority necessary to own or lease its properties and conduct its business as presently conducted, and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or results or operations of the Company and its subsidiaries, taken as a whole (a “Company Material Adverse Effect”).

4.2 Corporate Power; Authorization. The Company has all requisite corporate power, and the Company and its board of directors have taken all requisite corporate action, to authorize, execute and deliver the Transaction Agreements, to consummate the transactions contemplated herein and therein, including to sell, issue and deliver the Shares to the Investor, and to carry out and perform all of the Company’s obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally, including any specific performance.

4.3 Issuance and Delivery of the Shares. The Shares have been duly authorized and, when issued and when consideration for the issuance of the Shares is duly recognized, each in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The issuance and delivery of the Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other Person or any liens or encumbrances. Assuming the accuracy of the representations made by the Investor in Section 5, the offer and issuance by the Company of the Shares is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

4.4 SEC Documents; Financial Statements. The Company has filed in a timely manner all documents that the Company was required to file with the Securities and Exchange Commission (the “Commission”) under Sections 13, 14(a) and 15(d) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since becoming subject to the requirements of the Exchange Act (the foregoing documents (together with any documents filed by the Company under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Documents”). As of their respective filing dates (or, if amended prior to the date of this Agreement, when amended), all SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents as of their respective filing dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its subsidiaries, on a consolidated basis, set forth in the SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly present the financial position of the Company and its subsidiaries at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments).

4.5 Capitalization. All of the Company’s outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive right or other rights to subscribe for or purchase securities. The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock. As of October 31, 2017, there are no shares of Preferred Stock issued and outstanding and there are 57,945,430 shares of Common Stock issued and outstanding, of which no shares are owned by the Company. There are no other shares of any other class or series of capital stock of the Company issued or outstanding. The Company has no capital stock reserved for issuance, except that, as of October 31, 2017, there are 3,705,787, 7,196,595, 0 and 648,500 shares of Common Stock reserved for issuance pursuant to options and restricted stock units outstanding on such date pursuant to the Company’s 2010 Stock Incentive Plan (as amended to date, the “2010 Plan”), the Company’s 2014 Equity Incentive Plan (as amended to date, the “2014 Plan”), the Company’s 2014 Employee Stock Purchase Plan (as amended to date, the “ESPP”) and the Company’s 2016 Employment Commencement Incentive Plan (as amended to date, the “Inducement Plan”), respectively. As of October 31, 2017, there are no shares of Common Stock available for future issuance under the 2010 Plan, 489,147 shares of Common Stock available for future issuance under the 2014 Plan, 1,500,715 shares of Common Stock available for future issuance under the ESPP, and 345,000 shares of Common Stock available for future issuance under the Inducement Plan. As of October 31, 2017, there are 4,473,871 shares of Common Stock issuable upon conversion of the Company’s $100.0 million aggregate principal amount of senior convertible notes (the “Convertible Notes”). With the exception of the Convertible Notes, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding. Except as stated above, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, sell, redeem, purchase, repurchase or otherwise acquire or cause to be issued, transferred, sold, redeemed, purchased, repurchased or otherwise acquired any capital stock or Voting Debt of, or other equity interest in, the Company or securities or rights convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Neither the execution of this Agreement nor the issuance of Common Stock or other securities pursuant to any provision of this Agreement will give rise to any preemptive rights or rights of first refusal on behalf of any Person or result in the triggering of any anti-dilution or other similar rights. Except as disclosed in the SEC Documents, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act. The Company has made available upon request of the Investor, a true, correct and complete copy of the Certificate of Incorporation and Bylaws (each as defined in Section 4.8) and the Company shall not amend or otherwise modify the Certificate of Incorporation or Bylaws prior to the Closing.

4.6 Litigation. There are no legal or governmental actions, suits or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic or foreign, which actions, suits or proceedings, individually or in the aggregate, could reasonably be expected to (a) challenge this Agreement or prohibit or delay the transactions contemplated herein or (b) have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have a Company Material Adverse Effect.

4.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority or the Trading Market on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for the filing of a Form D with the Commission under the Securities Act and compliance with the securities and blue sky laws in the states and other jurisdictions in which shares of Common Stock are offered and/or sold, which compliance will be effected by the Company in accordance with such laws.

4.8 No Default or Consents. Neither the Company nor any of its subsidiaries is in material violation or default under its organizational documents. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of any of the transactions contemplated hereby (including the issuance, sale and delivery by the Company of the Shares) will: (i) give rise to a right to terminate or accelerate the due date of any payment due under, or conflict with or result in the breach of any term or provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under, or result in the execution or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of its subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or any of their respective properties or businesses is bound, or any franchise, license, permit, judgment, decree, order, statute, rule or regulation (including federal and state securities laws and regulations) and the rules and regulations, assuming the correctness of the representations and warranties made by the Investor herein, of any self-regulatory organization to which the Company, any of its subsidiaries or their respective securities are subject) applicable to the Company or any of its subsidiaries, or (ii) violate or conflict with any provision of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”) or the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), except in the case of clause (i) as would not cause, either individually or in the aggregate, a Company Material Adverse Effect, and except for such consents or waivers which have already been obtained and are in full force and effect.

4.9 No Material Adverse Change. Since September 30, 2017, except as specifically disclosed in the SEC Reports, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company, its subsidiaries or their respective businesses, properties, operations or financial conditions that would be required to be disclosed by the Company under applicable securities laws at the Effective Date that has not been publicly disclosed at least one Trading Market trading day prior to the Effective Date.

4.10 No Integrated Offering. None of the Company or any of its affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the Securities Act or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including under the rules and regulations of the Trading Market.

4.11 Sarbanes-Oxley Act. To the Knowledge of the Company, the Company is in material compliance with the requirements of the Sarbanes-Oxley Act of 2002 that are effective and applicable to the Company as of the date hereof, and the rules and regulations promulgated by the Commission thereunder that are effective and applicable to the Company as of the date hereof.

4.12 Patents and Trademarks. To the Knowledge of the Company, the Company or one of its subsidiaries has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, trade secrets, know-how and other similar rights that are necessary or material for use in connection with their business as described in the SEC Documents (collectively, the “Intellectual Property Rights”). Neither the Company nor any of its subsidiaries has received a written notice that the Intellectual Property Rights used by the Company or any of its subsidiaries violates or infringes upon the rights of any Person. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

4.13 Listing and Maintenance Requirements. The Company has not, in the two years preceding the date hereof, received notice from the Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is in compliance with the listing and maintenance requirements for continued listing of the Common Stock. The Company has no reason to believe that it will not for the foreseeable future continue to be in compliance with the listing and maintenance requirements for the continued listing of the Common Stock on the Trading Market. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the Trading Market and no approval of the stockholders of the Company thereunder is required for the Company to issue and deliver to the Investor the Shares.

4.14 Disclosure. The Company understands and confirms that the Investor will rely on the representations, warranties and covenants set forth in this Section 4 in effecting the transactions contemplated by this Agreement.

4.15 Contracts.

(a) Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in the SEC Documents or to be filed as an exhibit to the SEC Documents under the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Material Contracts”) is so described, summarized or filed.

(b) The Material Contracts to which the Company or any of its subsidiaries is a party have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company or its subsidiaries, as applicable, enforceable by and against the Company or its subsidiaries, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies, except as rights to indemnity or contribution may be limited by federal or state securities laws.

4.16 Properties and Assets. The Company or one of its subsidiaries has good and marketable title to all the properties and assets described as owned by it in the latest Financial Statements set forth in the SEC Documents, free and clear of all liens, mortgages, pledges or encumbrances of any kind except (a) those, if any, reflected in such Financial Statements or (b) those that are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company and its subsidiaries. The Company and each of its subsidiaries holds its leased properties under valid and binding leases. The Company and each of its subsidiaries owns or leases all such properties as are necessary to its operations as now conducted.

4.17 Compliance. Neither the Company nor any of its subsidiaries has been advised, nor does the Company or any of its subsidiaries have any reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including all applicable local, state and federal environmental laws and regulations, and all applicable rules and regulations of the Food and Drug Administration (the “FDA”), and all applicable laws, statutes, ordinances, rule or regulations (including the Federal Food, Drug And Cosmetic Act of 1938, as amended, and similar foreign laws and regulations) enforced by the FDA or equivalent foreign authorities, except where failure to be so in compliance would not have a Company Material Adverse Effect.

4.18 Taxes. The Company and each of its subsidiaries has filed on a timely basis (giving effect to extensions) all required federal, state and foreign income and franchise tax returns and has timely paid or accrued all taxes shown as due thereon, including interest and penalties, and to the Knowledge of the Company there is no tax deficiency that has been or might be asserted or threatened against it or any of its subsidiaries that could have a Company Material Adverse Effect. All tax liabilities accrued through the date hereof have been adequately provided for on the books of the Company and its subsidiaries.

4.19 Investment Company. Neither the Company nor any of its subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

4.20 Insurance. The Company maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate for businesses, including directors’ and officers’ liability insurance and insurance covering all real and personal property owned or leased by the Company or any of its subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business, all of which insurance is in full force and effect.

4.21 Price of Common Stock. The Company has not taken, and will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of the Common Stock to facilitate the sale or resale of the Shares.

4.22 Governmental Permits, Etc. The Company and each of its subsidiaries has all franchises, licenses, permits, certificates and other authorizations from such federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company or such subsidiary, as applicable, as currently conducted, except where the failure to possess currently such franchises, licenses, permits, certificates and other authorizations is not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any written notice regarding any revocation or material modification of any such franchise, license, permit, certificate or other authorization.

4.23 Internal Control over Financial Reporting. The Company maintains internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. To the Knowledge of the Company, since the end of the Company’s most recent audited fiscal year, there has been no material weakness in the design or operation of the Company’s internal control over financial reporting (whether or not remediated) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information.

4.24 Foreign Corrupt Practices. None of the Company, its subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.25 Employee Relations. The Company believes that its relations with its employees are good. No executive officer of the Company (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. To the Knowledge of the Company, no executive officer of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant involving or otherwise affecting such executive officer’s relationship with the Company, and the continued employment of each such executive officer does not subject the Company to any material liability with respect to any of the foregoing matters.

4.26 ERISA. The Company and each of its subsidiaries is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its subsidiaries would have any material liability; neither the Company nor any of its subsidiaries has incurred or expects to incur material liability under (a) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (b) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which the Company or any of its subsidiaries would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

4.27 No “Bad Actor” Disqualification. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Knowledge of the Company, any Company Covered Person (as defined below), except for a Disqualification Event to which Rule 506(d)(2)(ii-iv) or (d)(3) is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR.

5.1 The Investor represents and warrants to and covenants with the Company that:

(a) The Investor, taking into account the personnel and resources it can practically bring to bear on the purchase of the Shares contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information the Investor knows about and deems relevant (including the SEC Documents) in making an informed decision to purchase the Shares.

(b) The Investor is acquiring the Shares pursuant to this Agreement for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other Persons regarding the distribution of such Shares, except in compliance with Section 5.1(c).

(c) The Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.

(d) The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or a Qualified Institutional Buyer within the meaning of Rule 144A promulgated under the Securities Act.

(e) The Investor has all requisite corporate power, and has taken all requisite corporate action, to authorize, execute and deliver this Agreement and each of the other agreements and instruments contemplated herein to which the Investor is a party, to consummate the transactions contemplated herein and therein and to carry out and perform all of the Investor’s obligations hereunder and thereunder. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Investor, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally, including any specific performance.

(f) The Investor is not a broker or dealer registered pursuant to Section 15 of the Exchange Act (a “registered broker dealer”) and is not affiliated with a registered broker dealer. The Investor is not party to any agreement for distribution of any of the Shares.

5.2 The Investor has not, either directly or indirectly through an affiliate, agent or representative of the Company, engaged in any transaction in the securities of the Company other than with respect to the transactions contemplated herein, since the time that the Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby until the date hereof, except as set forth in filings made with the Commission pursuant to the Exchange Act.

5.3 The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5.4 Legends. Investor understands that, until such time as the Shares have been registered for resale under the Securities Act, sold pursuant to the Registration Statement or the Shares may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, any certificates representing the Shares, whether maintained in a book entry system or otherwise, may bear one or more legends in substantially the following form and substance:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS, AND, IN THE CASE OF A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE FROM IT OF SUCH RESALE RESTRICTIONS.”

In addition, any stock certificates, whether maintained in a book entry system or otherwise, representing the Shares may contain:

(a) any legend required by the blue sky laws of any state to the extent such laws are applicable to the sale of such Shares hereunder; and

(b) a legend regarding affiliate status of the Investor set forth in Exhibit D hereto, in the form included therein.

5.5 Restricted Securities. The Investor understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 6. BROKER’S FEE.

Each of the Company and the Investor hereby represents that there are no brokers or finders retained by, or otherwise acting on behalf of, it or any of its affiliates and entitled to compensation in connection with the sale of the Shares, and shall indemnify the other party hereto for any such compensation that the other party hereto actually pays to any such broker or finder.

SECTION 7. COVENANTS.

7.1 Form D; Blue Sky Filings. The Company agrees to file a Form D with respect to the Shares as required under Regulation D of the Securities Act. The Company will take such action as the Company shall reasonably determine is necessary in order to obtain an exemption from, or to qualify the Shares for, sale to the Investor at the Closing respectively pursuant to this Agreement under applicable securities of “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon the written request of the Investor.

7.2 NASDAQ. The Company will notify the Trading Market of the proposed listing of the Shares contemplated hereby. As soon as reasonably practicable following the Closing, the Company will take all actions necessary to ensure to the Shares are listed on the Trading Market.

7.3 Lock-up. Investor agrees to abide by the terms of the Lock-up set forth in Exhibit E for a period of six (6) months beginning on the Closing Date (the “Lock-up Period”).

7.4 Short Sales. Investor agrees that it will not, for a period of twelve (12) months beginning on the Closing Date, directly or indirectly, effect or agree to effect any Short Sales with respect to the Common Stock, borrow or pre-borrow any shares of Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Common Stock or otherwise seek to hedge its position in the Common Stock.

7.5 Transfer Taxes.

On the date of the Closing, all stock transfer or other taxes (other than income taxes) that are required to be paid in connection with the issuance, sale and delivery of the Shares to the Investor hereunder will be fully paid or provided for by the Company and all laws imposing such taxes will have been fully complied with and the Investor and its affiliates shall have no obligation therefor.

SECTION 8. NOTICES.

All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile or electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows:

(a)	if to the Company, to:

Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA, USA 94065

Attn:    ############# #####

Email: ##############

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Alan C. Mendelson, Esq.

Fax: (650) 463-2600

Email: alan.mendelson@lw.com

or to such other Person at such other place as the Company shall designate to the Investor in writing; and

(b)	if to the Investor, to:

KBI Biopharma, Inc.

###### #######

Attention: ####### #######

1101 Hamlin Road

Durham, North Carolina 27704

Email:#########################

or to such other Person at such other place as the Investor shall designate to the Company in writing.

SECTION 9. MISCELLANEOUS.

9.1 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Investor, in the case of any change, discharge, termination, modification, or of the party hereto against whom the waiver is to be effective, in the case of a waiver.

9.2 Headings; Interpretation. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” All references in this Agreement to “dollars” or “$” shall mean United States dollars. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term “including” or “includes” means “including without limitation” or “includes without limitation.”

9.3 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

9.4 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Shares for a period of one (1) year after the date hereof; provided, however, that notwithstanding the foregoing in this Section 9.4, the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, the first two sentences of Section 4.4, Section 4.5, Section 4.7, the first sentence of Section 4.8, Section 4.8(ii), Section 3, Section 5.1(e) and SECTION 6 shall survive until the expiration of the applicable statute of limitations. The agreements and covenants contained herein shall survive for the applicable statute of limitations.

9.5 Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California, U.S.A., without regard to its or any other jurisdiction’s choice of law rules. Any disputes hereunder shall be brought in the state or federal courts located in the State of California, U.S.A., and the parties hereto irrevocably accept the exclusive jurisdiction of such courts solely and specifically for the purpose of adjudicating such disputes, and in no event shall any party hereto be deemed to have consented to such jurisdiction for any other purpose. Each party hereto further agrees that such courts provide a convenient forum for any such action, and waives any objections or challenges to venue with respect to such courts.

9.6 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

9.7 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor. The Investor may assign its rights under this Agreement to any affiliate of the Investor to whom the Investor assigns or transfers any Shares, provided such affiliate-transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Investor.”

9.8 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party hereto shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated hereby.

9.9 Entire Agreement. This Agreement, and the other documents and instruments delivered pursuant hereto or thereto, including the exhibits hereto or thereto, the Schedule of Exceptions, the Registration Rights Agreement, the Contingent Value Rights Agreement and the Change Order Amendment, constitute the full and entire understanding and agreement between the parties hereto with regard to the subjects hereof and thereof.

9.10 Payment of Fees and Expenses. Except as otherwise provided herein or in the other documents or instruments contemplated hereby, including in the Registration Rights Agreement, each of the Company and the Investor shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.11 Further Actions. Each party hereto agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement, the Registration Rights Agreement, the Contingent Value Rights Agreement and the Change Order Amendment.

9.12 Public Announcement. No press release or, except to the extent required under applicable law (in which case the disclosing party shall use reasonable efforts to give the other party hereto an opportunity to review such disclosure in advance of its public release to the extent permitted under applicable law), other public announcement shall be made, directly or indirectly, by either party hereto concerning the execution of this Agreement, the terms and conditions hereof or the consummation of the transactions contemplated hereby, in each case without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

COMPANY:

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	Chief Executive Officer

[Signature Page – Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

INVESTOR:

KBI BIOPHARMA, INC.

By:	/s/ Tim Kelly
Name:	Tim Kelly
Title:	President & CEO

[Signature Page – Stock Purchase Agreement]

EXHIBIT A

Form of Contingent Value Rights Agreement

[see attached]

EXHIBIT B

Form of Registration Rights Agreement

[see attached]

EXHIBIT C

Form of Change Order Amendment

[see attached]

EXHIBIT D

Form of Affiliate Legend

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE HELD BY AN AFFILIATE OF THE ISSUER AS DEFINED IN RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 144 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION.”

EXHIBIT E

Lock-up Terms

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement (the “Agreement”) made as of November 30, 2017 by and among Coherus BioSciences, Inc., a Delaware corporation (the “Company”) and KBI Biopharma, Inc., a Delaware corporation (the “Investor”).

During the Lock-up Period, the Investor shall not, without the prior written consent of the Company, subject to the exceptions set forth below, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, par value $0.0001, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the Investor in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively, the “Lock-up Shares”), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of these Lock-up Terms.

All authority herein conferred or agreed to be conferred and any obligations of the Investor shall be binding upon the successors, assigns, heirs or personal representatives of the Investor.